Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports Earnings
And Announces Cash Dividend for the Quarter Ended March 31, 2010

Naugatuck, CT, April 29, 2010.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $314,000 for the quarter ended March 31, 2010, compared to net income of $369,000 for the quarter ended March 31, 2009, a decrease of $55,000 or 14.9%.  Earnings per share (basic and diluted) for the quarters ended March 31, 2010 and March 31, 2009 was $0.05.

In addition, the Board of Directors of the Company declared a cash dividend for the quarter ended March 31, 2010, of $.03 per share to stockholders of record on May 10, 2010.  Payment of the cash dividend will be made on or about June 1, 2010.  Naugatuck Valley Mutual Holding Company, the Company’s mutual holding company, has waived receipt of the dividend.

Net Interest Income

Net interest income for the quarter ended March 31, 2010 totaled $4.5 million compared to $3.7 million for the quarter ended March 31, 2009, an increase of $855,000 or 23.3%.  The increase in net interest income was primarily due to a decrease in interest expense.  Interest expense decreased by $800,000, or 23.4% in the three month period primarily to a decrease in the average rates paid on interest bearing liabilities. The average rates paid on deposits and borrowings decreased by 70 basis points in the three month period.  The Company experienced an increase in the average balances of deposits of 1.9% and an increase in the average balances of borrowings of 5.1% for the three month period.  Increases in the average balances of deposits were experienced in regular savings accounts and money market accounts, partially offset by decreases in the average balances of certificate accounts and checking accounts.  The increases in deposits and borrowings were primarily used to fund increased loan demand.

The average balances of interest earning assets increased by 2.6% for the three months ended March 31, 2010, partially offset by a decrease of 10 basis points in the average rate earned on these assets over the same period.  The increase in interest earning assets is attributed primarily to an increase in the loan portfolio, partially offset by decreases in the average balances of the investment portfolio and Federal Funds sold over the same period.  The average balances in the loan portfolio increased by 9.3% in the three month period.  The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio, due in part to our business development initiatives to grow market share and attract new customers.

Credit Quality

The Bank recorded a provision for loan losses of $809,000 for the three months ended March 31, 2010 compared to $285,000 for the three months ended March 31, 2009.  The increase in the provision is due to the allocation of a specific reserve of $325,000 for one commercial real estate loan based primarily on the results of a recent independent appraisal of the collateral property, the growth of the total loan portfolio, and general economic conditions.

Non-performing loans totaled $11.2 million at March 31, 2010 compared to $6.0 million at December 31, 2009.  The increase was primarily the result of the placing of two commercial mortgage relationships totaling $4.2 million on non-accrual status. Management is working with the borrowers to return the loans to accrual status. There was a 3.8% increase in the level of classified assets from December 31, 2009 to March 31, 2010 primarily in our commercial loan portfolio.  Classified assets increased from $60.5 million at December 31, 2009 to $62.8 million at March 31, 2010.  These classified assets are primarily loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.  Out of the Company’s $62.8 million in classified assets, $11.3 million were nonperforming as of March 31, 2010.

John C. Roman, President and CEO commented: “Although our non-performing loans have risen recently, management has been proactive in establishing what it believes to be appropriate loan loss reserve levels considering the characteristics of our loan portfolio as well as current economic conditions. Net charge offs over the last 12 months have been $16,000.”

Noninterest Income

Noninterest income was $571,000 for the quarter ended March 31, 2010 compared to $706,000 for the quarter ended March 31, 2009, a decrease of 19.1%.  This decrease was primarily due to a lower level of gains realized on the sale of investments in the 2010 period, partially offset by small increases in fees for other services and fees for services related to deposit accounts.

Noninterest Expense

Noninterest expense was $3.9 million for the quarter ended March 31, 2010 compared to $3.6 million for the quarter ended March 31, 2009.  The increase was primarily the result of increases in compensation costs, advertising, directors compensation, loss on foreclosed real estate, computer processing costs, and office occupancy over the 2009 period.  The 2010 period also includes nonrecurring costs associated with the planned acquisition.

Selected Balance Sheet Data

Total assets were $564.2 million at March 31, 2010 compared to $557.0 million at December 31, 2009, an increase of $7.2 million or 1.3%.  Total liabilities were $513.5 million at March 31, 2010 compared to $506.6 million at December 31, 2009.  Deposits at

March 31, 2010 were $388.1 million, an increase of $7.1 million or 1.9% over December 31, 2009.  Borrowed funds increased from $119.0 million at December 31, 2009 to $120.9 million at March 31, 2010.  The increase in deposits and borrowings was primarily used to fund growth in loans.

Total stockholders’ equity was $50.7 million at March 31, 2010 compared to $50.3 million at December 31, 2009, due to a net decrease in the unrealized loss on available for sale securities of $102,000, net income of $314,000 for the three month period, dividends of $79,000 paid to stockholders and $66,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan.  At March 31, 2010, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

Mr. Roman added: “We are pleased with the improvement in our net interest margin from 2.87% for Q1 2009 to 3.45% for Q1 2010. We are well capitalized and we anticipate that our planned stock sale and the planned acquisition of Southern Connecticut Bancorp, which we expect to complete later this year, will further increase capital and increase future earnings capabilities.”

About Naugatuck Valley

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	March 31,	December 31,
	2010	2009
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$4,740	$9,003
Investment in federal funds	4,523	3,143
Investment securities	41,805	39,074
Loans receivable, net	481,035	473,304
Deferred income taxes	1,892	1,951
Other assets	30,220	30,480

Total assets	$564,215	$556,955

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$388,077	$380,931
Borrowed funds	120,933	118,984
Other liabilities	4,495	6,732

Total liabilities	513,505	506,647

Total stockholders' equity	50,710	50,308

Total liabilities and stockholders' equity	$564,215	$556,955

SELECTED OPERATIONS DATA
	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)
	(In thousands,
	except per share data)

Total interest income	$7,143	$7,088
Total interest expense	2,615	3,415
Net interest income	4,528	3,673

Provision for loan losses	809	285

Net interest income after provision for loan losses	3,719	3,388

Noninterest income	571	706
Noninterest expense	3,854	3,598

Income before provision
for income taxes	436	496
Provision for income taxes	122	127

Net income	$314	$369

Earnings per common share - basic and diluted	$0.05	$0.05

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended March 31,
	2010	2009
	(Unaudited)

Return on average assets	0.22%	0.27%
Return on average equity	2.45	3.17
Interest rate spread	3.38	2.77
Net interest margin	3.45	2.87
Efficiency ratio (2)	75.43	81.98

ASSET QUALITY RATIOS:	At March 31,	At December 31,
	2010	2009
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$4,795	$3,996
Allowance for loan losses as a percent of total loans	0.99%	0.84%
Allowance for loan losses as a percent of
nonperforming loans	43.00%	66.60%
Net charge-offs (recoveries) to average loans
outstanding during the period	(0.00)%	(0.00)%
Nonperforming loans	$11,150	$6,000
Nonperforming loans as a percent of total loans	2.30%	1.26%
Nonperforming assets	$11,271	$6,140
Nonperforming assets as a percent of total assets	2.00%	1.10%

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000